Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Amber International Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to Be Registered	Fee Calculation or Carry Forward Rule	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(5)	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, par value US$0.001 per share, including American Depositary Shares (each representing five Class A ordinary shares)(6)
Equity	Preferred shares
Other	Subscription rights
Other	Warrants
Other	Units
Unallocated (Universal) Shelf(3)	Unallocated (Universal) Shelf	457(o)	(2)	(4)	US$500,000,000	0.00015310	US$76,550

Total Offering Amount					US$500,000,000	0.00015310	US$76,550
Total Fees Previously Paid							N/A
Total Fee Offsets							N/A
Net Fee Due							US$76,550

(1)            Pursuant to Rule 416 of the Securities Act of 1933, as amended, or the Securities Act, this registration statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)            There are being registered under this registration statement such indeterminate number of Class A ordinary shares, preferred shares, subscription rights, warrants, and units as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed US$500,000,000, or, if any securities are issued for consideration denominated in a foreign currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of US$500,000,000. The securities registered hereunder also include such indeterminate number of Class A ordinary shares as may be issued upon conversion, exercise or exchange of warrants that provide for such conversion into, exercise for or exchange into Class A ordinary shares.

(3)            Not specified as to each class of securities to be registered pursuant to Instruction 2.A.iii.b to the Calculation of Filing Fee Tables and Related Disclosure in Item 9(b) of Form F-3.

(4)            An indeterminate aggregate amount of securities is being registered as may from time to time be sold at indeterminate prices.

(5)            The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed.

(6)            American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 filed with the Securities and Exchange Commission on June 26, 2025 (Registration No. 333-288354). Each American depositary share represents five Class A ordinary shares.